UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report: January 22, 2014
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Director Retirement. On January 22, 2014, Ms. Barbara T. Alexander informed KB Home of her decision to not seek re-election to KB Home’s Board of Directors (the “Board”) at KB Home’s 2014 Annual Meeting of Stockholders in April, and to retire from the Board after nearly four years of service effective as of the date of the 2014 Annual Meeting, when her current term as a director expires.

(d) Election of Director. On January 22, 2014, the Board elected Mr. Michael M. Wood as a director for a term ending on the date of KB Home’s 2014 Annual Meeting. Mr. Wood was also appointed to the Board’s audit and compliance committee. Mr. Wood will receive the same compensation as KB Home’s other independent directors. Mr. Wood is the Chairman of Redwood Investments LLC, an investment company. With Mr. Wood’s election to the Board, the Board has eleven members, ten of which are independent.

(e) Annual Incentive Awards; Bonus Payment. On January 23, 2014, the Board’s management development and compensation committee (the “Compensation Committee”) determined the amount of incentive compensation payable to each of KB Home’s eligible executive officers under its 2013 fiscal year annual incentive compensation program, with the amount payable to the President and Chief Executive Officer also approved by the Board. The final annual incentive amounts for KB Home’s named executive officers are set forth in the table below. In addition, the Compensation Committee approved a $100,000 bonus to Mr. Praw in recognition of his significant contribution to the achievement of an important strategic objective.

Name	Annual Incentive Amount
William R. Hollinger	$503,728
Jeff J. Kaminski	$952,200
Jeffrey T. Mezger	$2,725,500
Albert Z. Praw	$780,675
Brian J. Woram	$800,820

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 28, 2014.

KB Home

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu Vice President and Corporate Secretary